UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2014

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-169152	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Ave

Suite 1526

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212.634.6410

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2014, the Board of Directors (the “Board”) of Staffing 360 Solutions, Inc. (the “Company”) appointed Mr. Jeff R. Mitchell as the Company’s Chief Financial Officer and Executive Vice President. The following is certain biographical information regarding Mr. Mitchell:

Jeff R. Mitchell, age 47, has over 25 years of finance and accounting experience at both private and public companies, with a high degree of knowledge and M&A expertise in the staffing industry. Prior to joining our Company, Mr. Mitchell was CFO of two publicly traded companies, AWG International Water Corporation (OTC: AWGI) from 2012 to 2014, and Command Center, Inc. (OTC: CCNI) from 2010 to 2012. Mr. Mitchell also served as the CFO of Select Staffing from 2005 to 2010, during which time Select Staffing consummated over 40 acquisitions in the staffing industry as part of its M&A strategy, which contributed $1.3 billion in revenue. He also coordinated the business plan and credit agreements at Select Staffing to re-capitalize numerous times through traditional debt with various marquee investment banks including Goldman Sachs, BNP Paribas and Bank of the West. Mr. Mitchell had prior experience at Rio Tinto PLC & Kennecott Exploration Company, where he served as a Director of Financial Services (North America) and Controller (North & South America) from 1998 to 2003. In his earlier career, he gained substantive audit experience while servicing the clients of Price Waterhouse (now PricewaterhouseCoopers) in Salt Lake City. Mr. Mitchell passed the Certified Public Accountant exam and holds a BS degree in Accounting from the University of Utah.

In connection with Mr. Mitchell’s appointment as Chief Financial Officer, the Company and Mr. Mitchell entered into a Letter of Employment, dated March 7, 2014, with a commencement date on March 17, 2014 and effective on March 25, 2014 upon Board approval (the “Letter of Employment”), which detailed the proposed terms of employment with the Company, including Mr. Mitchell’s roles with the Company, compensation, reimbursable expenses, benefits and termination provisions.

Under the Letter of Employment, Mr. Mitchell will receive an annual base salary $250,000. Mr. Mitchell will also receive a grant of 125,000 restricted shares of the Company’s common stock, par value $.00001 per share (the “Common Stock”), issuable as follows: (i) 50,000 shares on June 1, 2014, and (ii) 25,000 shares on each one year anniversary of Mr. Mitchell’s employment. In addition, Mr. Mitchell will be entitled to 150,000 stock options to be issued under the Company’s Stock Option Plan, which such stock options shall vest as follows: (i) 30,000 stock options on June 1, 2014 and (ii) 30,000 stock options on each one year anniversary of Mr. Mitchell’s employment. The stock options have an exercise price of $2.00 per share, and exercisable for a period of five years.

Annual adjustments to salary, as well as bonus and additional stock option awards will be granted at the discretion of the Board based on meeting personal and corporate objectives for the year, and the annual bonus target is 50% of annual base salary. The Board also agreed to reimburse Mr. Mitchell up to $25,000 for relocation expenses and reimbursement for the reasonable costs and expenses incurred by Mr. Mitchell in connection with performing his services for the Company.

Except for the Letter of Employment, there are no other arrangements or understandings between Mr. Mitchell and any other persons pursuant to which Mr. Mitchell was selected as Chief Financial Officer, and there are no related party transactions involving Mr. Mitchell that are reportable under Item 404(a) of Regulation S-K.

On March 25, 2014, as a result of Mr. Mitchell’s appointment as Chief Financial Officer of the Company, Mr. Alfonso J. Cervantes stepped down as the Company’s interim Chief Financial Officer. Mr. Cervantes will continue his roles as Vice Chairman and President of Staffing 360 Solutions, Inc.

On March 27, 2014, the Company issued a press release regarding Mr. Jeff Mitchell appointment. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
99.1	Press Release dated March 27, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2014

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Alfonso J. Cervantes
Alfonso J. Cervantes President